Exhibit 8.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

September 28, 2017

Spark Networks, Inc.

11150 Santa Monica Blvd. Suite 600

Los Angeles, CA 90025

Ladies and Gentlemen:

We have acted as counsel to Spark Networks, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form F-4 (Registration No. 333-220000), as amended, (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Joint Proxy Statement”), dated as of September 28, 2017, describing the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 2, 2017, among the Company, Affinitas GmbH (“Affinitas”), Chardonnay Merger Sub, Inc. (“Merger Sub”) and Spark Networks SE (formerly known as Blitz 17-655 SE) (“New Spark”). Unless otherwise indicated, capitalized terms used herein have the meanings ascribed to them in the Registration Statement.

The Merger Agreement and the ancillary documents thereto provide for (1) a contribution of Affinitas shares to New Spark in exchange for New Spark Ordinary Shares or New Spark ADSs (representing New Spark Ordinary Shares) and either cash or the right to receive cash (the “Affinitas Share Exchange”), (2) following entry into the Affinitas Share Exchange, a merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation, (3) following the effectiveness of the Merger, a contribution of shares of the surviving corporation to New Spark by a Contribution Agent acting as a fiduciary for former shareholders the Company (the “Contribution”), and (4) as soon as legally practicable following the Contribution, the issuance of New Spark Ordinary Shares by New Spark (the “Share Issuance”) and the immediate transfer to the former shareholders of the Company of New Spark ADSs (representing New Spark Ordinary Shares) as the Merger Consideration (the “Share Exchange” and, together with the Affinitas Share Exchange, the Merger and the Contribution, the “Business Combination”), all on the terms and conditions set forth in the Merger Agreement.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, the Joint Proxy Statement, and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion, including those documents (and the representations contained therein) specifically referenced in the Joint Proxy Statement. In particular, we have reviewed and have relied upon certificates from each of the Company, Affinitas and New Spark, dated as of the date hereof, setting forth certain representations relevant to the Merger Agreement and the opinions expressed herein (the “Officer’s Certificates”).

Spark Networks, Inc.

September 28, 2017

Page Two

In our examination of documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, facsimile, or electronic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or otherwise, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid, binding obligations of each party.

For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements, and representations referred to above. We have also assumed (i) that the Business Combination will be consummated in the manner contemplated by the Registration Statement and in accordance with the Merger Agreement and ancillary documents thereto, without waiver or modification of the material terms and conditions thereof; (ii) that any ancillary agreements contemplated by the Merger Agreement that have not yet been entered into as of the date hereof will be consistent in all respects with the representations in the Officer’s Certificates and the descriptions of and limitations on those agreements set forth in the Merger Agreement; (iii) the truth and accuracy, as of the date of the Merger Agreement, on the date hereof, and as of the effective times of the Merger and each of the other transactions identified above that together constitute the Business Combination, of the representations and warranties made by Affinitas, Merger Sub, New Spark, and the Company in the Merger Agreement; (iv) that each of the representations made in each Officer’s Certificate is true, accurate and complete as of the date hereof and will be true, accurate and complete as of the effective times of the Merger and each of the other transactions identified above that together constitute the Business Combination, as if made as of such times; (v) that at the time of the completion of the Business Combination, the fair market value of New Spark will be at least equal to the fair market value of the Company as calculated according to the rules prescribed in Treasury Regulation Sections 1.367(a)-3(c)(3)(iii) and 1.367(a)-3T(c)(3)(iii)(C); and (vi) that any representation in an Officer’s Certificate made “to the knowledge” or similarly qualified is true, accurate and complete without such qualification. If any of the above assumptions proves untrue, our opinion contained herein may be adversely affected and should not be relied upon.

Spark Networks, Inc.

September 28, 2017

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In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that any of the opinions expressed herein will be accepted by the IRS, or, if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

Based upon and subject to the foregoing and to the assumptions and qualifications set forth in the Registration Statement under the caption “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,”

1.	the Merger taken together with the Share Issuance and the Share Exchange should qualify either as a reorganization within the meaning of Section 368(a) of the Code or, when integrated with the Affinitas Share Exchange, as a transaction described in Section 351(a) of the Code (or should qualify under both such provisions);

2.	Section 367(a)(1) of the Code should not apply to a stockholder’s surrender of Company common stock pursuant to the Merger Agreement (except in the case of a Company stockholder who is or will be a “five-percent transferee shareholder,” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8); and

3.	we confirm that the statements contained in the Registration Statement under the caption “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders — The Merger,” insofar as such statements constitute statements of U.S. federal income tax law, represent (subject to any express limitations therein) our opinion as to the material U.S. federal income tax consequences of the Merger to the U.S. holders of Spark Shares.

Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Spark Networks, Inc.

September 28, 2017

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Except as set forth above, we express no opinion as to any matter not specifically addressed herein, including the accuracy of the representations relied upon by us in rendering the opinion set forth herein.

We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders” and “Legal Matters.” In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Morrison & Foerster LLP Morrison & Foerster LLP